UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 2, 2010

iShares® COMEX® Gold Trust

(Exact name of registrant as specified in its charter)

New York	001-32418	81-6124036
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o BlackRock Asset Management International Inc.

400 Howard Street

San Francisco, California 94105

Attn: Product Management Team

Intermediary Investor and Exchange-Traded Products Department

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (415) 670-2000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 1, 2010, The Bank of New York Mellon, in its capacity as the trustee of the registrant (the “Trustee”), and JPMorgan Chase Bank N.A., London Branch (the “New Custodian”) entered into a custodian agreement (the “New Custodian Agreement”) providing for the custody of the registrant’s gold by the New Custodian. Under the terms of the New Custodian Agreement, the total value the registrant’s gold held by the New Custodian may not exceed $50 billion. A copy of the New Custodian Agreement is filed herewith as Exhibit 10.1 and is incorporated by reference into this Item.

Item 1.02	Termination of a Material Definitive Agreement

On July 2, 2010, the Trustee delivered to The Bank of Nova Scotia, a Canadian bank acting in its capacity as custodian of the registrant’s gold, notice of termination of the custodian agreement dated as of January 19, 2005 (as amended, the “Old Custodian Agreement”). Pursuant to the terms of the Old Custodian Agreement, the notice of termination delivered by the Trustee will become effective on September 1, 2010 (the “Termination Effective Date”). Until the Termination Effective Date, the registrant will have available custodian services under both the Old Custodian Agreement and the New Custodian Agreement referred to in Item 1.01 above. Following the Termination Effective Date, the custody of all gold of the registrant will be pursuant to the New Custodian Agreement. No cost or expense is expected to be incurred by the registrant, or the holders of shares of the iShares® COMEX® Gold Trust, in connection with the termination of the Old Custodian Agreement or its replacement with the New Custodian Agreement.

Item 9.01.	Financial Statements and Exhibits

Exhibit 10.1	Custodian Agreement

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 2, 2010

iShares® COMEX® Gold Trust*

By:	BlackRock Asset Management International Inc.

By:	/s/ Michael A. Latham
Name:	Michael A. Latham
Title:	Managing Director

By:	/s/ Raman Suri
Name:	Raman Suri
Title:	Managing Director

*	The registrant is a trust. Each individual specified above is signing in his or her capacity as an officer and/or authorized signatory of BlackRock Asset Management International Inc., the sponsor of the trust.